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                                                                      EXHIBIT 11




                           AMC, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                        Quarter Ended
                                                                      November 30, 1996
                                                                      -----------------

Net earnings                                                              $   471,188
Weighted average number of outstanding common shares                       61,962,751
Earnings per common and common stock equivalent shares                    $       .01
                                                                          ===========

Assumed earnings increases due to exercise of warrants                    $   205,000
                                                                          -----------
Adjusted net earnings                                                         676,188
Additional shares assumed issued due to exercise of
    warrants                                                               16,736,548
                                                                          -----------
Adjusted weighted average number of outstanding common
    shares                                                                 78,699,299
Earnings per common and common stock equivalent shares-
    fully diluted                                                         $       .01
                                                                          ===========
